MEDIA CONTACT:	Tricia Ingraham 330-796-8517
ANALYST CONTACT:	Barb Gould 330-796-8576
FOR IMMEDIATE RELEASE

Goodyear Reports Results for 2004’s First Quarter

•	Record sales of $4.3 billion

•	Segment operating income up significantly

•	Net loss reduced 60%

     AKRON, Ohio, June 18, 2004 – The Goodyear Tire & Rubber Company today reported financial results for the first quarter of 2004, including record sales, higher unit shipments and segment operating income, and a smaller net loss compared to the first quarter of 2003. All per share amounts are diluted and all prior-period amounts are restated.

     Goodyear reported record quarterly sales of $4.3 billion for the first quarter of 2004, up 21 percent from the prior-year period. Tire unit volume in the first quarter of 2004 was 55.7 million units, up from 52.6 million units in 2003.

     First quarter sales increased compared to the 2003 period due in part to stronger volume, higher pricing and a more-favorable product mix, as well as an estimated $200 million positive impact of currency translation.

     Total segment operating income was $216.1 million in the first quarter of 2004, a five-fold increase compared to $42.0 million in the 2003 quarter.

     The company reported a net loss of $76.9 million (44 cents per share) for the first quarter of 2004, compared with a net loss of $196.5 million ($1.12 per share) in the first quarter of 2003.

     Six business units, including North American Tire, improved segment operating income and segment operating margin compared to the 2003 first quarter. Higher unit volume, improved product mix, higher selling prices and cost reduction actions drove the segment operating income gain. Improvements in operating results were offset somewhat by an increase in raw material costs of approximately $30 million compared to the first quarter of 2003.

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     “Our operating results have improved dramatically as a result of strong volume, improved pricing and a richer product mix, as well as our cost reduction efforts and the strategies we are implementing to improve our business economics,” said Robert J. Keegan, chairman and chief executive officer. “While challenges remain, we are pleased with the continuing success of our turnaround strategies and with our progress to date.”

     Keegan said those challenges include high levels of debt and unfunded pension obligations. He said the company will work on these with specific strategies including refinancing to lengthen debt maturities, potential asset sales to reduce the obligations, and ultimately, seeking increased equity funding to improve Goodyear’s credit profile.

     During the 2004 first quarter, the consolidation of South Pacific Tyres Ltd. (SPT), a tire manufacturer in Australia and New Zealand, and T&WA, a wheel-mounting operation in the United States, increased tire unit volume by 1.8 million units, and had a positive impact on sales of approximately $254 million. First quarter segment operating income included a $2.0 million loss related to the consolidation, including a one-time $5.2 million expense related to fair value accounting for SPT’s inventory. These operations were consolidated in January 2004 in accordance with U.S. Financial Accounting Standards Board Interpretation No. 46 (FIN 46).

     The 2004 quarter also included after-tax rationalization charges of $19.9 million (11 cents per share) as a result of administration and manufacturing consolidations; an after-tax charge of $15.3 million (9 cents per share) related to external professional fees associated with the previously disclosed accounting investigation; an after-tax expense of $11.6 million (7 cents per share) relating primarily to a fire at a European tire manufacturing facility, and $4.3 million after-tax (2 cents per share) for accelerated depreciation primarily related to the closure of a Latin American tire manufacturing facility. The quarter also included an after-tax gain on sale of assets of $4.0 million (2 cents per share).

     Results in the first quarter of 2003 included after-tax rationalization charges of $57.7 million (33 cents per share) as a result of staff reductions in North America, Europe and Latin America, and a $19 million after-tax charge (11 cents per share) recorded in the company’s Engineered Products business unit, related to restatements recorded in the first quarter.

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Business Segments

     As previously stated, the company’s total segment operating income increased to $216.1 million in the first quarter of 2004, compared to $42.0 million in the prior-year period. This represents operating improvement in six of Goodyear’s seven business segments, including North American Tire. See the note at the end of this release for further explanation and a reconciliation table.

	First Quarter
North American Tire	2004	2003
(in millions)		as restated
Tire Units	24.7	24.8
Sales	$1,763.5	$1,592.2
Segment Operating Loss	(31.7)	(66.5)
Segment Operating Margin	(1.8)%	(4.2)%

     North American Tire’s unit volume was essentially flat when compared to the first quarter of 2003. Shipments to original equipment customers increased less than one percent in the 2004 quarter, while replacement volume fell less than one percent compared to the prior-year period.

     Sales increased compared to the first quarter of 2003 due in part to favorable pricing and product mix, primarily in the consumer replacement market. Strong volume in the commercial original equipment market also had a positive impact on sales in the quarter. Replacement market shipments of Goodyear-brand tires remained strong, while market share was down in the private label business due primarily to the company’s strategy of increased selectivity in that business.

     The segment operating loss decreased significantly compared to the prior-year period due largely to improved pricing and product mix, primarily in the consumer replacement market, and cost reduction activities. Higher volume in the commercial original equipment market had a favorable impact on the period, while higher raw material costs had a negative impact.

     The consolidation of T&WA increased first quarter sales by approximately $74 million, and increased the segment operating loss by approximately $0.4 million.

	First Quarter
European Union Tire	2004	2003
(in millions)		as restated
Tire Units	16.3	15.8
Sales	$1,110.7	$928.3
Segment Operating Income	68.9	25.0
Segment Operating Margin	6.2%	2.7%

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     European Union Tire’s unit volume increased 3 percent in the first quarter of 2004, compared to the 2003 period. Replacement volume increased 5.8 percent, while shipments to original equipment customers were down 3.1 percent.

     The sales increase was driven by higher volume, improved price and product mix, as well as the favorable impact of currency translation, estimated at $130 million.

     Segment operating income more than doubled during the quarter due to improved pricing and product mix, higher capacity utilization, productivity improvements and higher volume in the replacement market. This was offset somewhat by higher marketing expenses to support increased volumes and new product launches and higher raw material costs.

Eastern Europe, Africa and	First Quarter
Middle East Tire	2004	2003
(in millions)		as restated
Tire Units	4.6	4.0
Sales	$283.0	$227.4
Segment Operating Income	42.6	20.9
Segment Operating Margin	15.1%	9.2%

     Eastern Europe, Africa and Middle East Tire’s unit volume in the first quarter of 2004 was up 16 percent from 2003. Replacement volume increased 14.9 percent, while shipments to original equipment customers increased 21.4 percent compared to the first quarter of 2003.

     Sales increased from 2003 due to improved pricing and product mix, higher volume and the positive impact of currency translation. The company estimates that the currency movements favorably affected sales by about $28 million during the quarter.

     Segment operating income more than doubled in the quarter, a result of improved pricing and mix, as well as higher volume.

	First Quarter
Latin American Tire	2004	2003
(in millions)		as restated
Tire Units	5.0	4.7
Sales	$302.6	$231.7
Segment Operating Income	61.5	26.6
Segment Operating Margin	20.3%	11.5%

     Latin American Tire’s unit volume increased 6.8 percent from the 2003 first quarter. Replacement volume was up 11.7 percent for the quarter. Shipments to original equipment customers were down 7.7 percent due to the company’s strategy of selectivity in that business.

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     Sales increased in the first quarter as a result of improvements in pricing and mix, higher volume and the favorable effect of currency translation. The company estimates currency movements had a $17 million positive impact on sales in the quarter.

     Segment operating income increased significantly in the quarter due to improved pricing and product mix, offset somewhat by higher raw material costs.

	First Quarter
Asia Tire	2004	2003
(in millions)		as restated
Tire Units	5.1	3.3
Sales	$322.6	$140.7
Segment Operating Income	10.3	13.2
Segment Operating Margin	3.2%	9.4%

     Asia Tire’s unit volume was up 51.8 percent from the 2003 first quarter. Replacement volume increased 74 percent, while shipments to original equipment customers increased 9 percent.

     Sales were favorably impacted by the consolidation of SPT, currency translation of approximately $7 million, and improved pricing and product mix.

     Despite improved pricing and product mix, segment operating income decreased from 2003 due to the consolidation of SPT as well as higher raw material costs.

     The consolidation of SPT increased first quarter 2004 sales by approximately $180 million, and included a $1.6 million loss, including a one-time $5.2 million expense related to fair value accounting for inventory. The consolidation increased units sold by 1.8 million.

	First Quarter
Engineered Products	2004	2003
(in millions)		as restated
Sales	$344.6	$291.9
Segment Operating Income (loss)	22.4	(8.6)
Segment Operating Margin	6.5%	(2.9)%

     Engineered Products’ sales in 2004’s first quarter increased due largely to higher sales of military products, industrial hose, conveyor belts, original equipment automotive hose and molded products. Currency translation, estimated at approximately $17 million, also benefited sales. Segment operating income was positively affected by the higher volume and cost reduction activities. The 2003 segment operating loss was a result of $19 million in adjustments related to the restatement that was recorded in the first quarter of that year.

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	First Quarter
Chemical Products	2004	2003
(in millions)		as restated
Sales	$358.0	$299.5
Segment Operating Income	42.1	31.4
Segment Operating Margin	11.8%	10.5%

     Chemical Products’ sales increased for the quarter due to higher pricing and volume from natural rubber operations, higher chemical products volume and improved pricing related to higher raw material costs. Segment operating income increased due largely to lower manufacturing costs and the favorable impact of currency translation, offset somewhat by higher raw material costs.

     Goodyear will hold an investor conference call on Monday, June 21, at 11 a.m. EDT. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.

     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer.

     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 10:55 a.m. that day. A taped replay of the conference call will be available at 3 p.m. by calling (706) 634-4556. The call replay will also remain available on the Web site.

     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 80 facilities in 28 countries around the world. Goodyear employs about 86,000 people worldwide.

     Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including, without limitation, the ongoing investigation by the SEC regarding Goodyear’s accounting restatement. Additional factors that may cause actual results to differ materially from those indicated by such forward-looking statements are discussed in the company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2003 and Form 10-Q for the quarter ended March 31, 2004. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Statement of Operations
(In millions, except per share)

	First Quarter
	Ended March 31
	2004	2003
		As Restated
	(unaudited)

Net Sales	$4,290.9	$3,545.8
Cost of Goods Sold	3,465.7	2,962.8
Selling, Administrative and General Expense	684.9	571.3
Rationalizations	23.8	60.7
Interest Expense	84.2	58.4
Other (Income) and Expense	43.1	43.6
Foreign Currency Exchange	5.9	0.9
Equity in (Earnings) Losses of Affiliates	(1.8)	3.4
Minority Interest in Net Income (Loss) of Subsidiaries	6.3	10.2

Loss before Income Taxes	(21.2)	(165.5)
United States and Foreign Taxes on Income (Loss)	55.7	31.0

Net Loss	$(76.9)	$(196.5)

Per Share of Common Stock – Basic
Net Loss	$(0.44)	$(1.12)

Average Shares Outstanding	175.3	175.3
Per Share of Common Stock – Diluted
Net Loss	$(0.44)	$(1.12)

Average Shares Outstanding	175.3	175.3

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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet
(In millions)

	March 31	Dec. 31
	2004	2003
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$1,291.3	$1,541.0
Restricted Cash	87.4	23.9
Accounts and Notes Receivable, less allowance — $128.6 ($128.2 in 2003)	3,131.2	2,621.5
Inventories	2,681.2	2,465.0
Prepaid Expenses and Other Current Assets	312.0	336.7

Total Current Assets	7,503.1	6,988.1
Long Term Accounts and Notes Receivable	240.5	255.0
Investments in Affiliates	34.6	177.5
Other Assets	80.1	74.9
Goodwill	625.2	622.5
Other Intangible Assets	147.0	161.8
Deferred Income Taxes	397.5	397.5
Prepaid and Deferred Pension Cost	869.9	868.3
Deferred Charges	256.3	252.7
Properties and Plants, Less Accumulated Depreciation — $7,310.0 ($7,246.8 in 2003)	5,267.1	5,207.2

Total Assets	$15,421.3	$15,005.5

Liabilities
Current Liabilities:
Accounts Payable — Trade	$1,748.0	$1,572.9
Compensation and Benefits	1,103.6	983.1
Other Current Liabilities	541.2	572.2
United States and Foreign Taxes	326.2	306.1
Notes Payable	237.6	137.7
Long Term Debt due within One Year	41.0	113.5

Total Current Liabilities	3,997.6	3,685.5
Long Term Debt and Capital Leases	5,062.8	4,826.2
Compensation and Benefits	4,539.5	4,540.4
Other Long Term Liabilities	1,141.0	1,140.8
Minority Equity in Subsidiaries	801.9	825.7

Total Liabilities	15,542.8	15,018.6
Shareholders’ Equity
Preferred Stock, no par value:
Authorized 50 shares, unissued	—	—
Common Stock, no par value:
Authorized 300 shares
Outstanding Shares – 175.3 (175.3 in 2003) After Deducting 20.4 Treasury Shares (20.4 in 2003)	175.3	175.3
Capital Surplus	1,390.3	1,390.2
Retained Earnings	903.5	980.4
Accumulated Other Comprehensive Income (Loss)	(2,590.6)	(2,559.0)

Total Shareholders’ Equity	(121.5)	(13.1)

Total Liabilities and Shareholders’ Equity	$15,421.3	$15,005.5

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Total Segment Operating Income Reconciliation Table
(In millions)

	First Quarter
	Ended March 31
	(unaudited)
	2004	2003
		As Restated
Total Segment Operating Income	$216.1	$42.0
Rationalizations and asset sales	(19.7)	(59.3)
Accelerated depreciation charges and asset writeoffs	(4.3)	(7.5)
Interest Expense	(84.2)	(58.4)
Foreign Currency Exchange	(5.9)	(0.9)
Minority Interest in Net Income of Subsidiaries	(6.3)	(10.2)
Inter-SBU income	(32.8)	(17.8)
Financing fees and financial instruments	(33.6)	(28.0)
Equity in (Earnings) Losses of corporate affiliates	(0.1)	(4.2)
General and product liability, discontinued products	(7.7)	(19.1)
Expenses for insurance fire loss deductible	(11.7)	—
Professional fees associated with restatement	(15.3)	—
Other	(15.7)	(2.1)

Loss before Income Taxes	(21.2)	(165.5)
United States and Foreign Taxes on loss	(55.7)	(31.0)

Net Loss	$(76.9)	$(196.5)

Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s strategic business units (“SBUs”) and excludes items not directly related to the SBUs for performance evaluation purposes. Total segment operating income is the sum of the individual SBU’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

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